EXHIBIT 99.1
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FOR IMMEDIATE RELEASE

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer of Midwest Banc Holdings, Inc., (708) 865-1053.
Paul A. Larsen, Executive Vice President,
Chief Financial Officer and Treasurer of CoVest Bancshares, Inc. (847) 294-6500.

             Midwest Banc Holdings, Inc. and CoVest Bancshares, Inc.
                             Cancel Merger Agreement

Melrose Park, IL (July 1, 2003--Midwest Banc Holdings, Inc. (Nasdaq: MBHI) and CoVest Bancshares, Inc. (Nasdaq: COVB) jointly announced today that due to their inability to agree upon the terms of an extension of their merger agreement dated November 1, 2002, the parties have agreed to terminate that agreement effective as of June 30, 2003.

Midwest Banc Holdings, Inc., is a Melrose Park, Illinois based bank holding company with $2.2 billion in total assets. The company provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities through 15 banking centers in the greater Chicago metropolitan area and six banking centers in Western Illinois. The Company's four principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc. and Midwest Bank Insurance Services, L.L.C.

CoVest Bancshares, Inc. is the bank holding company for CoVest Banc, N.A., with $600 million in assets and three banking centers in Des Plaines, Arlington Heights and Schaumburg, Illinois. The bank offers a wide range of retail and commercial banking services. Other financial services and investments are provided through its subsidiary, CoVest Investments, Inc.

This press release contains certain "Forward-Looking Statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This press release should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company's business which should be considered in evaluating "Forward-Looking Statements."

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